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                                                                    Exhibit 14.1

                        BIG 5 SPORTING GOODS CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS

                           (adopted February 10, 2004)

                                   ARTICLE I
                              STATEMENT OF PURPOSE

      Big 5 Sporting Goods Corporation (together with its subsidiaries, the "Company") depends on the judgment and high personal standards of its directors, officers and employees in order to conduct its business with integrity and in full compliance with the law. The Company has established this Code of Business Conduct and Ethics (this "Code of Ethics") that applies to all directors, officers, and employees of the Company (individually, an "Employee," and, collectively, the "Employees"). The purpose of this Code of Ethics is to deter wrongdoing and to promote:

      - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public communications made by the Company;

      -     Compliance with applicable governmental laws, rules and regulations;

      - The prompt internal reporting to an appropriate person or committee of violations of this Code of Ethics; and

      -     Accountability for adherence to this Code of Ethics.

      As a representative of the Company, each Employee has personal responsibility for both the integrity and the consequences of his or her actions. No policy can cover every possible situation, and whenever a question arises about the propriety of certain actions, the Employee should seek advice and counsel from his or her supervisor or department vice president or any other officer of the Company. Employees are encouraged to contact any of the foregoing persons regarding questions about this Code of Ethics.

                                   ARTICLE II
                                 ADMINISTRATION

      The Audit Committee (the "Audit Committee") of the Board of Directors of the Company shall administer this Code of Ethics. However, it is the individual responsibility of each Employee to comply with this Code of Ethics.
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                                  ARTICLE III
                              COMPLIANCE WITH LAWS

      1. It is the policy of the Company to comply with all applicable laws, rules and regulations. Each Employee's actions shall be, to the best of his or her knowledge, in accordance with all such laws, rules and regulations, and each Employee is expected to be familiar with the laws, rules and regulations that impact and control his or her specific duties.

      2. No Employee may ask or pressure another Employee to break any law, rule or regulation.

      3. Employees are required to understand and comply with the Company's insider trading policies that govern Employees' trading in securities of the Company.

                                   ARTICLE IV
                        COMPLIANCE WITH COMPANY POLICIES

      1. Employees who are involved in preparing reports and other documents filed with the Securities and Exchange Commission and other public communications of the Company shall observe the Company's policies and procedures with respect to such filings and communications, including, without limitation, policies and procedures with respect to (a) internal controls and
(b) disclosure controls and procedures. All Employees shall cooperate fully in any matters relating to the gathering of information and the preparation of such filings and communications in order to promote full, fair, accurate, timely, and understandable disclosures in such filings and communications.

      2. Employees shall observe the Company's other policies and procedures, including, without limitation, policies and procedures with respect to the prohibition against discrimination or harassment.

                                   ARTICLE V
                              CONFLICTS OF INTEREST

      1. Employees shall take all practicable steps to avoid conflicts of interest. A "conflict of interest" occurs when an individual's private interest interferes - or even appears to interfere - in any way with the interests of the Company as a whole. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.


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      2. In questionable situations, Employees should direct requests for determination of whether or not a conflict of interest exists to his or her supervisor or department vice president or to any other officer of the Company.

      3. If a situation that creates a conflict of interest arises, the Employee involved and any Employee who is aware of such conflict of interest must promptly report it (a) if the person involved is a director or an executive officer of the Company to the Chair of the Audit Committee, or (b) if the person involved is someone other than a director or an executive officer of the Company, to the Employee's supervisor or department vice president or to any other officer of the Company.

      4. The person to whom the conflict of interest is reported, or his or her designee, shall monitor the situation creating the conflict of interest. To the fullest extent practicable, the Employee with the conflict of interest shall be removed from any decision-making on behalf of the Company related to the situation creating the conflict of interest. In no event shall the Employee with the conflict of interest be permitted to receive any improper personal benefit from such situation.

                                   ARTICLE VI
                             CORPORATE OPPORTUNITIES

      1. Employees shall not appropriate any business opportunity that is discovered through the use of the Company's property or information or their position with the Company.

      2. Employees shall not use their position with the Company or the Company's property or information for personal gain or the personal gain of members of their families.

      3. Employees shall not compete with the Company.

      4. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

                                  ARTICLE VII
                                  FAIR DEALING

      1. Each Employee should maintain a high degree of integrity in his or her business dealings on behalf of the Company. The Company expects that each Employee shall in the performance of his or her duties:

            (a) Deal fairly with the Company's customers, suppliers, competitors and employees in accordance with prevailing standards of business conduct; and

            (b) Not take unfair advantage of the Company's customers, suppliers, competitors or employees through manipulation, concealment, abuse of privileged


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      information, misrepresentation of material facts or any other unfair-dealing practice.


      2. In pursuing business opportunities, Employees shall not offer improper favored treatment designed to gain a competitive edge. This includes offering customers, contractors, potential customers or contractors, or their family members, gifts or entertainment that exceed prevailing standards of business conduct in the retail sporting goods industry as an inducement for business transactions with the Company.

      3. Employees shall make procurement decisions exclusively on the basis of the Company's best interests, considering such factors as quality, service, price, financial responsibility and maintenance of reliable sources of supplies. It is improper for an Employee to seek or receive favored treatment from a potential or actual supplier or contractor in the form of gifts or entertainment to the Employee or any of the Employee's family members that exceed prevailing standards of business conduct in the retail sporting goods industry.

      4. Employees shall not offer, give, provide, or accept any gift or entertainment in connection with the Employee's relationship or employment with the Company that is a cash gift, that can be construed as a bribe, kickback or payoff or that violates any applicable laws, rules or regulations.

                                  ARTICLE VIII
                          PROTECTION OF COMPANY ASSETS

      1. Employees shall, to the fullest extent practicable, protect the Company's assets and ensure their efficient use.

      2. Employees shall use the Company's assets only for the Company's legitimate business purposes.

      3. No Company assets, including employee work time, may be contributed to any political candidate, party or campaign.

                                   ARTICLE IX
                                HEALTH AND SAFETY

      1. Employees shall comply with all applicable laws, rules and regulations and applicable policies and procedures to maintain a safe workplace.

      2. Employees shall not possess, store or use any weapons or unlawful drugs at any Company facility or worksite.

      3. Employees shall not possess, consume or store alcoholic beverages at any Company facility or worksite, except in connection with specific occasions or events approved in advance by an executive officer of the Company.


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                                   ARTICLE X
                        BUSINESS INFORMATION AND RECORDS

      1. All Company books, accounts, records and financial reports must be maintained accurately, with complete documentation and in accordance with all relevant accounting, internal control and documentation retention requirements. No entries will be made, and no reports will be issued, that intentionally conceal or disguise the true nature of the transaction. All funds and accounts established by the Company must be accurately described in relevant books and records. No undisclosed, unrecorded or "off-book" funds or assets may be established or maintained for any purposes.

      2. Expense reports shall accurately reflect expenses incurred in the course of doing business and shall comply with the Company's expense reimbursement policy.

      3. Employees shall record and charge their time accurately and to the proper accounts. Supervisors are responsible for ensuring that employees' time is charged properly.

                                   ARTICLE XI
                                 CONFIDENTIALITY

      Each Employee shall maintain the confidentiality of the Company's confidential and proprietary information in accordance with the Company's confidentiality policies and any confidentiality agreements entered into by or with the Company. The same requirements apply to protecting confidential information entrusted to the Company by a third party.

                                  ARTICLE XII
                    REPORTING AND CONSEQUENCES OF VIOLATIONS

      1. The Company expects each of its Employees (a) to comply with all provisions of this Code of Ethics, (b) to use his or her own high standards and reasoned judgment, and (c) to seek the advice and counsel of his or her supervisor or department vice president or any other officer of the Company in ambiguous situations, when the Employee has any question about the appropriate course of action, and to clarify issues not covered by these standards. The management of the Company is charged with creating and maintaining an environment that promotes proper business conduct and allows employees to feel free to question or report in good faith suspected improprieties without fear of retribution.

      2. An Employee (a) shall report any violations of this Code of Ethics by the Company's directors or executive officers to the Chair of the Audit Committee and (b) shall report any violations of this Code of Ethics by other Employees who are not directors or executive officers of the Company to his or her supervisor or department vice president or to any other officer of the Company. Employees shall not deliberately


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provide false information concerning violations of laws, rules, regulations or this Code of Ethics. An Employee who deliberately fails to report a violation of which he or she is aware, or who deliberately provides false information, may be subject to disciplinary action.

      3. An Employee may report concerns regarding questionable accounting or auditing matters anonymously by contacting the Chair of the Audit Committee on an anonymous basis. If the Employee wants the submission to be anonymous, the Employee should not leave or provide his or her name or other personal identifying information. The Employee should provide as much information as possible, including all relevant facts and circumstances that he or she believes should be considered in evaluating the situation. If the Employee requests, the Company will maintain the confidentiality of the submission to the extent reasonably practicable. However, the Company may be required to disclose the submission in response to legal proceedings, subpoenas, civil or criminal investigative demands, or similar processes. In addition, the Company may be required to disclose publicly the matters pertaining to the violation or to take corrective actions and to disclose publicly those corrective actions. In order to make a thorough investigation, it also may be necessary to make inquiries or otherwise engage in conduct that may make it possible to discern the source of the information even though the submission was made anonymously.

      4. The Company shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any Employee in the terms or conditions of employment because of any lawful act done by such Employee to (a) assist in an investigation, (b) provide information or (c) cause information to be provided, in the case of (a), (b) and (c), regarding any conduct that such Employee reasonably believes constitutes a violation of this Code of Ethics or any applicable law, rule or regulation of any governmental entity, including, without limitation, any lawful act (X) to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of Federal mail fraud statutes, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by (i) a Federal regulatory or law enforcement agency, (ii) any member of Congress or any committee of Congress or (iii) a person with supervisory authority over the employee (or such other person working for the Company who has the authority to investigate, discover, or terminate misconduct); or (Y) to file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed (with knowledge of the Company) relating to an alleged violation.

      5. The provisions of this Code of Ethics may be waived for directors or executive officers only by the Company's Board of Directors. The Company shall promptly disclose any such waiver, and the reasons therefor, in accordance with, and to the extent required by, the rules and regulations of the Securities and Exchange Commission and any applicable standards of The Nasdaq National Market. The provisions of this Code of Ethics may be waived for Employees who are not directors or executive officers by the Company's Chief Executive Officer, or his or her designee, or


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by the Company's Board of Directors. The Company may not waive the provisions of
Section 5 of this Article XII.

      6. Any violation of this Code of Ethics by an officer or employee of the Company shall subject such officer or employee to disciplinary action, including, without limitation, suspension, demotion or discharge. Any violation of this Code of Ethics by a director of the Company may constitute cause for disciplinary action, including, without limitation, a request by the Company for the resignation of such director.

This Code of Ethics may be amended by the Company's Board of Directors. Any such amendment shall be promptly disclosed by the Company in accordance with, and to the extent required by, the rules and regulations of the Securities and Exchange Commission and any applicable standards of The Nasdaq National Market.


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                            COMPLIANCE CERTIFICATION

      I have read and understand the Company's Code of Business Conduct and Ethics. I agree that I will comply with the Code of Business Conduct and Ethics. If I am an officer or employee of the Company, I agree that violations of the Code of Ethics will constitute cause for disciplinary action, including, without limitation, suspension, demotion or discharge.

      I certify that I am not currently in violation of the Code of Ethics.

Dated: ________ __, 200_.


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